EXHIBIT 99

At Bally:	Jon Harris - Vice President, Media Development and Communications (773) 864-6850 jharris@ballyfitness.com

EDELMAN
Michele Loguidice
V.P. Financial Communications
(212) 704-8243
michele.loguidice@edelman.com

FOR IMMEDIATE RELEASE
March 11, 2004

BALLY TOTAL FITNESS REPORTS 2003 RESULTS

Operating Highlights:

  2003 net revenues grew 5% over 2002 to $953.5 million.
  Products and services revenue increased 18% over prior year to $192.3 million.
  Company generated 2003 free cash flow of $15.7 million versus a deficit of $39.7 million in 2002.
  Gross committed membership fees grew to record levels in December 2003 and January and February 2004, up 14% in December, 18% in January and 30% in February over the prior year.
  The number of new members joining increased 3% during 2003 over the prior year.
  The Company changed its accounting method to a modified cash basis to bring increased clarity and simplicity to its financial reporting.
  Excluding the special, non-cash charges associated with adopting a modified cash basis of accounting, the loss from continuing operations before income taxes for 2003 was $10.8 million or $.33 per diluted share.

         Chicago, March 11, 2004 – Bally Total Fitness Holding Corporation (NYSE: BFT) reported fourth quarter and full year results for the year ended December 31, 2003.

         The Company reported for 2003 a net loss of $646.0 million or a loss of $19.78 per diluted share, which includes non-cash charges of $631.6 million ($19.34 per diluted share) arising from the conversion to a modified cash basis of accounting and related changes to deferred taxes. This compares to a 2002 proforma net loss of $11.1 million, or $.34 per diluted share. In the 2003 fourth quarter, the Company reported a net loss of $8.0 million, or $.24 per diluted share. This compares to a proforma net loss of $9.9 million, or $.30 per diluted share, in the prior year period. Excluding the special, non-cash charges associated with adopting a modified cash basis of accounting, the loss from continuing operations before income taxes for 2003 was $10.8 million or $.33 per diluted share. Free cash flow, defined as cash flow from operations ($52.2 million) less cash used in investing activities ($36.5 million), was $15.7 million for the year ended December 31, 2003 ($9.7 million for the fourth quarter of 2003), compared to a deficit during the prior year of $39.7 million, representing a $55.4 million improvement.

         The Company reported net revenues increased 5% to $953.5 million in 2003 compared to proforma net revenues of $911.3 million in the prior year. In the fourth quarter of 2003, net revenues grew 6% to $238.6 million compared to proforma net revenues of $225.0 million in the comparable period last year. The number of new joining members increased 3% in 2003 and 6% during the 2003 fourth quarter. Gross committed membership fees for 2003 declined 3% to $1,089.2 million and were $235.4 million in the fourth quarter, unchanged compared to the prior year period.

         “During the past year, we took strong and significant steps to reverse negative trends in our business including refining our marketing strategy, retooling our corporate and field management teams, focusing our attention on improving new membership sales and generating free cash flow. We also changed our accounting model to provide a more transparent and less complex reporting method that better reflects our business. Overall, despite the downward pressure on 2003 earnings resulting from disappointing new membership joins over the past few years, I am very pleased with the progress we made by the end of 2003,” said Paul Toback, Chairman, CEO and President, Bally Total Fitness Holding Corporation.

         “As we move forward in 2004, our turnaround efforts are beginning to yield results as evidenced by the positive momentum in membership sales trends which began in November 2003,” Toback added. “In December 2003, the Company’s new membership joins increased 14% over prior year while January new member joins increased 18% and February grew 30% over the prior year periods. Products and services sales grew 18% during 2003 and continue to be strong in 2004.”

         “While we are pleased with the progress we are making, there is still much more to be accomplished. In 2004, we will continue to focus on generating free cash flow, increasing new memberships, effectively controlling our costs and building a solid foundation for the future. To that end, we will continue to refine our marketing strategy to better understand and meet the needs of potential members, sharpen our focus on customer service and institute an on-going sales and customer service training program throughout the organization. By doing so, we are taking the necessary actions to sustain the turnaround and build long-term shareholder value.”

         “With two-thirds of Americans overweight and growing consumer attention on health and fitness, I believe we have an exciting opportunity to become America’s preeminent one stop shop for fitness and weight loss,” Toback concluded.

         Importantly, effective with the 2003 period, the Company has elected to change from its prior method of estimation-based deferral accounting to a preferable, modified cash basis of accounting for its membership revenues. Under the modified cash basis of accounting, revenue is recognized upon the later of when collected or earned and costs associated with the sale of memberships are no longer deferred but are recognized when incurred. This change, which is an extension of the guidance in EITF 00-21 “Revenue Arrangements with Multiple Deliverables” pertaining to revenues from products and services embedded in membership contracts, is fully supported by the Company’s independent auditors. The Company’s independent auditors will be providing the Company with a preferability letter supporting the changes. In related actions, the Company also reduced the balance sheet carrying value of its deferred tax assets and corrected an error in the recognition of prepaid dues. The accounting change and these actions result in total non-cash charges of $675 million consisting of:

  Cumulative effect as of the beginning of 2003 of the changes in accounting principles totaling $581 million:

    $441 million to defer revenues previously recognized that will now be recognized when the cash is collected
    $119 million from the elimination of deferred membership origination costs
    $21 million principally from a previously reported change in accounting for recoveries on inactive memberships.

  $51 million related to a special tax charge recorded effective the first quarter of 2003 to reduce the balance sheet carrying value of deferred tax assets.

  $43 million as of December 31, 2002 resulting from the correction of an error related to the prior calculation of a portion of prepaid dues. This change is reflected as a restatement of prior periods and represents less than 2% of the reported revenues during each annual restatement period.

         As of December 31, 2003, the Company had $73.3 million available on its $100 million revolving line of credit. The change in accounting has been approved by the Company’s lenders and the Company is in compliance with its financial covenants.

*     *     *     *     *

Financial Data
(in thousands, except per share data)

	Three months ended December 31				Year ended December 31

		Proforma	%	Restated		Proforma	%	Restated
	2003	2002 (1)(3)	Change	2002 (2)(3)	2003	2002 (1)(3)	Change	2002 (2)(3)

Net revenues	$238,597	$225,010	6%	$181,055	$953,506	$911,330	5%	$904,860
Operating costs and expenses	247,958	236,172	5%	236,452	976,123	930,308	5%	923,783
Operating loss	(9,361)	(11,162)	16%	(55,397)	(22,617)	(18,978)	-19%	(18,923)
Loss from continuing operations
before income taxes	(7,771)	(8,983)	13%	(53,218)	(10,752)	(7,241)	-48%	(7,186)
Cumulative effect of changes in
accounting principles					(581,123)
Net loss	(8,007)	(9,897)		(41,259)	(646,045)	(11,066)		(4,490)

Diluted loss per common share:
Loss from continuing
operations before
income taxes	$(0.24)	$(0.28)	14%	$(1.64)	$(0.33)	$(0.23)	-43%	$(0.22)
Loss from continuing
operations	$(0.24)	$(0.29)	17%	$(1.26)	$(1.91)	$(0.29)		$(0.09)
Loss from discontinued
operations		(0.01)		(0.01)	(0.08)	(0.05)		(0.05)
Cumulative effect of changes
in accounting principles					(17.79)

Net loss	$(0.24)	$(0.30)		$(1.27)	$(19.78)	$(0.34)		$(0.14)

EBITDA from continuing
operations (4)	$28,881	$33,635	-14%	$44,400	$127,390	$139,800	-9%	$194,855
EBITDA as adjusted (4)	29,525	34,734	-15%	45,499	131,329	141,292	-7%	196,347

Operating Data
(in thousands, except locations)
Gross committed membership
fees	$235,406	$234,792	0%	$234,792	$1,089,196	$1,120,669	-3%	$1,120,669
Products and services revenue (5)	45,066	39,173	15%	54,534	192,253	162,524	18%	217,667
New joining members	200	189	6%	189	910	880	3%	880
Acquired members		84		84	32	84	-62%	84
Members (end of period)	3,956	3,957	0%	3,957	3,956	3,957	0%	3,957
Weighted average fitness
centers (locations)	416	412	1%	412	414	412	0%	412

1)	Proforma presentation assumes application of the changes in accounting principles to the 2002 periods presented (See note “Changes in accounting principles”).

2)	2002 results have been restated to reflect the correction of an error related to the calculation of prepaid non-obligatory membership dues revenue. As a result, net revenues and net income have been reduced by $8.0 million ($2.1 million in the fourth quarter).

3)	2002 results as previously reported and as restated included a fourth quarter adjustment to the installment accounts receivable reserve recorded as a reduction in net revenues of $55.0 million. Because the proforma results are reported on a modified cash basis, this fourth quarter adjustment does not apply to proforma results. 2002 previously reported and restated amounts also include special charges totaling $17.2 million ($10.7 in the fourth quarter) related to the retirement of the Company’s prior CEO, the settlement of litigation in the third quarter and a writedown of inventory in our retail stores.

4)	See EBITDA from continuing operations before special charges and EBITDA as adjusted reconciliation in Notes to the Condensed Consolidated Financial Statements. These amounts do not reflect the 2003 cumulative effect adjustment and 2002 special charges.

5)	Proforma presentation of products and services revenue reflects the impact of our change in accounting for multiple deliverable contracts. As a result, revenue from products and services included in membership contracts has been reduced on a proforma basis under the new accounting by $55.1 million for 2002 ($15.4 million in the fourth quarter) from the previous presentation.

2004 Outlook

           Gross committed membership fees
           The Company expects its revitalized marketing programs, customer service initiatives and flexible product offerings to increase gross committed membership fees by 7-9% in 2004. However, as a result of the weakness in sales in 2002 and 2003, under the modified cash basis recognition method it is expected that membership revenue in 2004 will be relatively flat with 2003.

           Products and services
           Revenues from products and services are expected to grow 15-20% during 2004 with overall margins improving to 17-18% as we continue to expand the penetration of personal training and weight loss services to new and existing members and grow retail and nutritional margins.

           Operating costs
           It is expected that club operating costs will increase by 2-3%. Additionally, marketing costs are planned to grow 9-10% over 2003 levels. All other costs are expected to remain relatively flat with less than 1% increases.

           EBITDA
           The Company expects the growth in gross committed membership fees, continued growth in dues collected of 6-8%, increased products and services revenue and controlled cost increases will contribute to an EBITDA growth of 2-3% in 2004. This growth rate is lower primarily because a large portion of membership revenue recognized in 2004 results from new members added in 2001 through 2003.

           Capital expenditures
           The Company expects to continue controlled capital spending and is currently planning $45 million (excluding equipment leases) of capital spending in 2004. These expenditures primarily fund the continuing maintenance and improvement of existing facilities ($25-$30 million inclusive of equipment leases) while adding eight to ten new clubs.

           Cash flows
           The Company expects to exceed the 2003 level of free cash flow.

*     *     *     *     *

           Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 420 facilities located in 29 states, Mexico, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

           The Company will be holding a conference call to further discuss its results and respond to questions on March 12, 2004 at 8:00 a.m. Central Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

           Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED OPERATING SUMMARY
(In thousands, except share data)

	Year ended December 31
				Change
		Proforma		From	%
	2003	2002	2002	Proforma	Change

			(Restated)
Net revenues:
Membership revenue	$732,240	$729,184	$722,571	$3,056	0%
Membership revenue - other	11,112	–	–	11,112
Products and services	192,253	162,524	217,667	29,729	18%
Miscellaneous revenue	17,901	19,622	19,622	(1,721)	-9%

	953,506	911,330	959,860	42,176	5%
Special charge to membership receivable reserve	–	–	(55,000)	–

	953,506	911,330	904,860	42,176	5%
Operating costs and expenses:
Fitness center operations	590,534	566,157	557,749	24,377	4%
Products and services	162,720	137,361	141,570	25,359	18%
Member processing and collection centers	50,346	45,666	45,340	4,680	10%
Advertising	56,874	55,547	55,547	1,327	2%
General and administrative	38,118	34,004	32,004	4,114	12%
Special charges	–	17,227	17,227	(17,227)	*
Depreciation and amortization	77,531	74,346	74,346	3,185	4%

	976,123	930,308	923,783	45,815	5%

Operating loss	(22,617)	(18,978)	(18,923)	(3,639)	-19%

Finance charges earned	75,847	67,771	67,771	8,076	12%
Interest expense	(60,611)	(55,468)	(55,468)	(5,143)	-9%
Other, net	(3,371)	(566)	(566)	(2,805)	*

	11,865	11,737	11,737	128	1%

Loss from continuing operations before income taxes	(10,752)	(7,241)	(7,186)	(3,511)	-48%
Income tax benefit (provision)	(51,490)	(2,004)	4,163	(49,486)	*

Loss from continuing operations	(62,242)	(9,245)	(3,023)	(52,997)	*
Discontinued operations
Loss from discontinued operations	(981)	(1,821)	(1,467)	840	*
Loss on disposal	(1,699)	–	–	(1,699)	*

Loss from discontinued operations	(2,680)	(1,821)	(1,467)	(859)	*

Loss before cumulative effect of
changes in accounting principles	(64,922)	(11,066)	(4,490)	(53,856)	*
Cumulative effect of changes in accounting principles	(581,123)	–	–	(581,123)	*

Net income (loss)	$(646,045)	$(11,066)	$(4,490)	$(634,979)	*

As previously reported			$3,528

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(1.91)	$(0.29)	$(0.09)
Loss from discontinued operations	(0.08)	(0.05)	(0.05)
Cumulative effect of changes in accounting principles	(17.79)	–	–

Net loss per common share	$(19.78)	$(0.34)	$(0.14)

As previously reported			$0.11

Average common shares outstanding	32,654,738	32,163,019	32,163,019

    *Not meaningful.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED OPERATING SUMMARY
(In thousands, except share data)
(Unaudited)

	Three Months ended December 31
				Change
		Proforma		From	%
	2003	2002	2002	Proforma	Change

			(Restated)
Net revenues:
Membership revenue	$180,775	$181,275	$176,959	$(500)	0%
Membership revenue - other	8,873	–	–	8,873
Products and services	45,066	39,173	54,534	5,893	15%
Miscellaneous revenue	3,883	4,562	4,562	(679)	-15%

	238,597	225,010	236,055	13,587	6%
Special charge to membership receivable reserve	–	–	(55,000)	–

	238,597	225,010	181,055	13,587	6%
Operating costs and expenses:
Fitness center operations	150,388	138,710	138,901	11,678	8%
Products and services	38,936	38,029	38,104	907	2%
Member processing and collection centers	13,673	11,647	11,661	2,026	17%
Advertising	12,875	10,404	10,404	2,471	24%
General and administrative	12,473	8,246	8,246	4,227	51%
Special charges	–	10,727	10,727	(10,727)	*
Depreciation and amortization	19,613	18,409	18,409	1,204	7%

	247,958	236,172	236,452	11,786	5%

Operating loss	(9,361)	(11,162)	(55,397)	1,801	16%

Finance charges earned	19,049	15,834	15,834	3,215	20%
Interest expense	(17,039)	(13,482)	(13,482)	(3,557)	-26%
Other, net	(420)	(173)	(173)	(247)	*

	1,590	2,179	2,179	(589)	-27%

Loss from continuing operations before income taxes	(7,771)	(8,983)	(53,218)	1,212	13%
Income tax benefit (provision)	(236)	(501)	12,273	265	*

Loss from continuing operations	(8,007)	(9,484)	(40,945)	1,477	16%
Loss from discontinued operations	–	(413)	(314)	413	*

Net loss	$(8,007)	$(9,897)	$(41,259)	$1,890	19%

As previously reported			$(39,173)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.24)	$(0.29)	$(1.26)
Loss from discontinued operations	–	(0.01)	(0.01)

Loss per common share	$(0.24)	$(0.30)	$(1.27)

As previously reported			$(1.21)

Average common shares outstanding	32,720,645	32,441,529	32,441,529

    *Not meaningful.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31	December 31
	2003	2002

		(Restated)
ASSETS

Current assets:
Cash and equivalents	$14,410	$10,886
Installment contracts receivable, net	258,550	271,531
Other current assets	39,707	92,764

Total current assets	312,667	375,181

Installment contracts receivable, net	230,809	251,074
Property and equipment, less accumulated depreciation
and amortization of $597,135 and $538,613	624,452	657,539
Intangible assets, less accumulated amortization
of $77,865 and $80,153	252,114	252,609
Deferred income taxes	1,313	68,704
Deferred membership origination costs		119,484
Other assets	31,925	34,673

	$1,453,280	$1,759,264

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$61,494	$62,492
Income taxes payable		1,497
Deferred income taxes	2,303	16,693
Accrued liabilities	89,638	76,943
Current maturities of long-term debt	24,481	28,904
Deferred revenues	418,897	301,589

Total current liabilities	596,813	488,118

Long-term debt, less current maturities	705,630	697,850
Other liabilities	10,639	10,689
Deferred revenues	298,507	76,171
Stockholders' equity (deficit)	(158,309)	486,436

	$1,453,280	$1,759,264

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Year ended
	December 31

	2003	2002

		(Restated)
Operating:
Loss before cumulative effect of changes in accounting principles	$(64,922)	$(4,490)
Adjustments to reconcile to cash provided –
Depreciation and amortization, including amortization
included in interest expense	81,123	78,236
Change in operating assets and liabilities	(21,818)	(16,747)
Change in deferred taxes	51,396	(4,337)
Write-off of debt issuance costs, discontinued
operations and other	5,915
Stock-based compensation	568	926

Cash provided by operating activities	52,262	53,588
Investing:
Purchases and construction of property and equipment	(36,254)	(75,140)
Purchases of real estate		(11,510)
Acquisitions of businesses and other	(269)	(6,610)

Cash used in investing activities	(36,523)	(93,260)
Financing:
Debt transactions –
Net borrowings (repayments) under revolving credit agreement	(28,500)	31,500
Net borrowings of other long-term debt	25,966	9,928
Debt issuance and refinancing costs	(10,414)	(1,505)

Cash provided by (used in) debt transactions	(12,948)	39,923

Equity transactions –
Proceeds from exercise of warrants		2,513
Proceeds from issuance of common stock under stock
purchase and option plans	733	1,780
Purchases of common stock for treasury		(860)

Cash provided by (used in) financing transactions	(12,215)	43,356

Increase in cash and equivalents	3,524	3,684
Cash and equivalents, beginning of period	10,886	7,202

Cash and equivalents, end of period	$14,410	$10,886

Supplemental Cash Flows Information:

Cash payments for interest and income taxes were as follows –
Interest paid	$48,230	$53,936
Interest capitalized	(1,086)	(2,942)
Income taxes paid, net	1,964	403

Investing and financing activities exclude the following
non-cash transactions –
Acquisitions of property and equipment
through capital leases/borrowings	$9,485	$10,991
Acquisitions of businesses with common stock		8,855
Restricted stock activity	4,044	(1,050)
Debt, including assumed debt, related to acquisitions of business		2,846

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited):

Special items

Change in accounting principles

           As previously announced in the second quarter of 2003, the Company, effective as of the beginning of the year, changed its accounting for the recognition of recoveries of unpaid dues on inactive membership contracts from accrual-based estimations to a cash basis of recognition, which was considered a preferable method of accounting for such past due amounts. As a result, a non-cash cumulative effect charge of $20.3 million was recorded to reflect this change in accounting. As reported in the first quarter of 2003, the Company additionally implemented the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” as of the beginning of the year. As a result, a non-cash cumulative adjustment of $.2 million was recorded to provide for estimated future restoration obligations on the Company’s leaseholds.

           The Company has changed its accounting method effective January 1, 2003 related to the recognition of initial membership fees, non-obligatory monthly dues, products and services revenue included in initial membership contracts and the deferral of membership acquisition costs.

           The Company has elected to adopt a modified cash basis of accounting for the recognition of membership fees. Under the new method, deferred membership revenue is recognized as income when it is collected, or when earned in the case of paid-in-full memberships or accelerated receipts from financed memberships. This changes the prior 22-month pool deferral method that amortized revenues from financed initial membership fees on the straight line basis, after application of estimated uncollectible amounts. The use of the modified cash basis, which is viewed by management and the Company’s independent auditors as a preferable accounting method, recognizes membership revenue over a longer period than the previous method. The Company has additionally applied the modified cash basis of recognition to its accounting for non-obligatory membership dues. Since monthly dues are collected in arrears, the Company had previously included in other assets a receivable for earned but uncollected dues at the end of each period. Under the modified cash basis of recognition, the recognition of membership dues revenue has been changed to the later of either collection or earned consistent with our new policy for membership fees. As a result, the receivable for earned but uncollected dues has been reversed and is included as an element of the cumulative effect adjustment.

           As required, the Company has adopted the provisions of EITF 00-21 “Revenue Arrangements with Multiple Deliverables” as it relates to revenues included in initial membership contracts. Under the previously acceptable method, revenues allocated to products and services included in initial membership contracts were recognized upon delivery to the member, including amounts financed. The new pronouncement limits the amount of revenue recognized upon delivery of the products and services to cash collected upon membership origination. Limiting early recognition to cash collected resulted in a reversal of amounts previously recognized upon membership sale, and an increase in amounts deferred to be recognized during future periods.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued):

           Concurrent with the change to the modified cash basis of revenue recognition as described above, the Company has additionally changed its accounting principle for initial membership acquisition costs from a prior method whereby such costs were deferred and recognized over the same period used for revenue recognition to expensing such costs as incurred. This change has also been determined to be a preferable method when considered along with the modified cash basis adopted for initial membership fee recognition.

           The lower level of proforma historical earnings under the new recognition policies required the establishment of valuation reserves against previously recognized deferred tax assets. As a result, deferred tax assets were reduced by $51 million in the first quarter of 2003.

           As previously reported, the Company has made sales of its previously written off installment accounts receivable during 2003, the net estimated value of which was previously included in installment accounts receivable. Under the modified cash basis that has been adopted effective as of the beginning of 2003, the net realizable value of such previously written off accounts has been eliminated from the installment accounts receivable balance. The cash proceeds from the sales of these accounts of $11.1 million ($8.9 million in the fourth quarter) have been reflected on the modified cash basis as realized as a special membership revenue item.

           The following table presents the components of the cumulative effect charge and the adjustment of the deferred tax asset as of the beginning of the year (in millions):

Adoption of modified cash basis for recognition of
membership revenues and EITF 00-21	$441

Change in accounting for deferred member acquisition costs	119

Deferred tax asset charge	51

Previously announced changes in accounting for recoveries of
inactive memberships and adoption of FAS 143	21

$632

           In applying the new accounting method for membership revenue as described above, the Company undertook an evaluation of its methods and processes related to accounting for the deferral of revenue for prepayments of non-obligatory membership dues. In consultation with its independent auditors, it was determined that the Company’s previous methodology resulted in errors in calculating prepaid dues and accelerated dues recognition for certain prepaying members. As a result, the Company has restated prior periods in accordance with the requirements of Accounting Principles Board Opinion No. 20 “Accounting Changes.” The impact of the change in 2002 was to reduce previously reported 2002 membership revenue and net income by $8.0 million ($2.1 million in the fourth quarter of 2002), and increase deferred revenue and decrease stockholder’s equity by $43.0 million at December 31, 2002.

           The accompanying financial statements for 2002 are also presented on a proforma basis assuming that the changes in accounting had been in effect in 2002 and prior periods.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued):

Capitalization of internal labor to long lived assets

           In the fourth quarter, as a result of evaluating the Company’s costs related to the construction of long-lived assets, primarily new clubs and club leasehold improvements, $5.9 million of internal labor costs previously capitalized in the first nine months of 2003 have been expensed in the applicable quarters.

2002 Special Items

           In the fourth quarter of 2002 the Company recorded a pre-tax non-cash charge of $55 million reflected as a reduction in net revenues to reduce the carrying value of installment accounts receivable. Also in the fourth quarter of 2002, pursuant to a separation agreement upon the retirement of the Company’s former CEO, the Company recorded a pre-tax non-cash charge of $7.3 million to provide for amounts under the agreement, and additionally recorded a $3.4 million writedown of the carrying value of retail store inventories. In the third quarter of 2002, the Company recorded a $6.5 million charge to settle a class action lawsuit arising in the early 1990s.

Reconcilation of net loss to EBITDA from continuing operations before special charges and EBITDA as adjusted (in thousands):

	Three months ended			Year ended
	December 31			December 31

		Proforma			Proforma
	2003	2002	2002	2003	2002	2002

			(Restated)			(Restated)
Net loss	$(8,007)	$(9,897)	$(41,259)	$(646,045)	$(11,066)	$(4,490)
Add:
Special charges		10,727	65,727		17,227	72,227
Depreciation and amortization	19,613	18,409	18,409	77,531	74,346	74,346
Interest expense	17,039	13,482	13,482	60,611	55,468	55,468
Income tax provision (benefit)	236	501	(12,273)	51,490	2,004	(4,163)
Loss from discontinued operations		413	314	2,680	1,821	1,467
Cumulative effect of accounting
changes				581,123

EBITDA from continuing operations
before special charges	28,881	33,635	44,400	127,390	139,800	194,855
Add:
Stock-based compensation	224	926	926	568	926	926
Other, net	420	173	173	3,371	566	566

EBITDA as adjusted	$29,525	$34,734	$45,499	$131,329	$141,292	$196,347

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued):

Membership statistics

           New membership originations and other key data (in thousands, except monthly and location data):

	Three months ended		Year ended
	December 31		December 31

	2003	2002	2003	2002

New joining members	200	189	910	880
Average committed monthly fee (dollars)	$39.50	$41.43	$39.72	$42.68
Average committed duration (in months)	30.0	30.5	30.5	30.5
Gross committed membership fees	$235,406	$234,792	$1,089,196	$1,120,669
Same club	216,726	224,630	1,000,120	1,061,745

Supplemental operating data:
Weighted average fitness centers (locations)	416	412	414	412
Members (end of period)	3,956	3,957	3,956	3,957

           Gross committed membership fees reflect the total collection potential during the initial financing term of initiation fees, dues, finance charges and membership-related products and services from new members joining during a period without any adjustment for uncollectible amounts. Management believes gross committed membership fees are an important measure used to evaluate new membership trends.

Products and services (in thousands):

	Three months ended			Year ended
	December 31			December 31

		Proforma			Proforma
	2003	2002	2002	2003	2002	2002

Net revenues:
Retail and nutritional supplements	$11,513	$11,733	$11,733	$55,266	$53,757	$53,757
Personal training	25,476	20,183	20,183	104,873	78,968	78,968
Products and services included in
new membership programs	8,077	5,537	20,898	30,874	23,103	78,246
Financial services		1,720	1,720	1,240	6,696	6,696

	45,066	39,173	54,534	192,253	162,524	217,667

Direct operating costs and expenses	38,936	38,029	38,104	162,720	137,361	141,570

Direct operating margin	$6,130	$1,144	$16,430	$29,533	$25,163	$76,097

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued):

Analysis of cash flows and liquidity (in thousands)

           The Company has provided disclosure of free cash flow in this release because management believes that it is an important measure of liquidity and investors are focused on the Company’s ability to reduce overall debt. The following table summarizes free cash flow for each of the periods:

	Three months ended		Year ended
	December 31		December 31

	2003	2002	2003	2002

Cash provided by operating activities	$14,175	$18,525	$52,262	$53,588
Less: Cash used in investing activities	(4,514)	(13,542)	(36,523)	(93,260)

Free cash flow (deficit)	$9,661	$4,983	$15,739	$(39,672)

####